Exhibit 99.1

Contacts:
Gary J. Fuges, CFA
ValueClick, Inc.
1.818.575.4677

TOM A.VADNAIS APPOINTED CHIEF EXECUTIVE OFFICER OF VALUECLICK, SUCCEEDING JAMES R. ZARLEY

Mr. Zarley Named Executive Chairman of the Board of Directors

WESTLAKE VILLAGE, Calif. – May 30, 2007 – ValueClick, Inc. (Nasdaq: VCLK) today announced that its board of directors has elected Tom A. Vadnais as the Company’s new chief executive officer. Mr. Vadnais has been a member of the Company’s board of directors since October 2001 and has also held a number of senior management roles within ValueClick during this time, including his most recent role as president of U.S. operations.

Mr. Vadnais succeeds James R. Zarley, who has served as ValueClick’s chief executive officer since 1999. Mr. Zarley will remain a full-time ValueClick employee and will continue to play an active role in the Company. Mr. Zarley has been named ValueClick’s executive chairman of the board of directors, focusing primarily on the Company’s strategic direction and the gradual management transition of the Company’s operations.

“Tom and I have been partners since 2001 and we have worked closely together over the past year while Tom served as president of U.S. operations. I am delighted to formalize his role as our new chief executive officer,” said James R. Zarley, executive chairman of the board of directors of ValueClick. “Tom and I will continue to partner to take the Company to the next level, and I am as confident as ever in ValueClick’s unique position to benefit from the growth in the online marketing industry.”

“Jim and I, and the rest of the team, have worked hard to make ValueClick one of the largest and most comprehensive online marketing companies in the world, and I welcome the opportunity to help lead ValueClick during this exciting time for the Company and the industry,” said Tom A. Vadnais, chief executive officer of ValueClick. “My focus will be on continuing ValueClick’s successful track record and capitalizing on the opportunities that exist for all of our businesses.”

Mr. Vadnais joined ValueClick in October 2001 through the Company’s acquisition of Mediaplex, where he was president, chief executive officer and a member of the board of directors. Mr. Vadnais became a member of the ValueClick board of directors in October 2001 and also has held general manager roles for the Company’s Mediaplex technology and Commission Junction affiliate marketing businesses. In June 2006, Mr. Vadnais was promoted to the role of president of ValueClick’s U.S. operations.

Mr. Vadnais’ experience prior to ValueClick includes positions as: president, chief executive officer and a member of the board of directors of Data Processing Resources Corporation; president and chief executive officer of Tascor, Inc.; a member of Norrell’s board of directors; and a member of the board of directors of Traffic.com. In addition, Mr. Vadnais held various management roles, such as vice president of operations, during his 23-year tenure at IBM.

Mr. Vadnais holds a bachelor’s degree from the University of California, Los Angeles, and a master’s degree in business administration from Golden Gate University. Mr. Vadnais is a graduate of The University of Virginia Darden School of Business Executive Program and the Advanced Management Program at Harvard Business School.

Conference Call Scheduled for May 30, 2007 at 5:00 p.m. ET
James Zarley, Tom Vadnais and Sam Paisley, chief administrative officer, will host a conference call and webcast on May 30, 2007 at 5:00 p.m. ET/2:00 p.m. PT to discuss this announcement. The call may be accessed at (866) 409-1555 for domestic callers and (913) 312-1235 for international callers. The passcode is 5463496.

The live webcast and other information of potential interest to investors will be available to the public in the Investor Relations section of the Company’s website (www.valueclick.com). Replay information will be available for seven days after the call and may be accessed at (888) 203-1112 for domestic callers and (719) 457-0820 for international callers. The passcode is 5463496.

About ValueClick, Inc.
ValueClick, Inc. (Nasdaq: VCLK) is one of the world’s largest integrated online marketing services companies, offering comprehensive and scalable solutions to deliver cost-effective customer acquisition for advertisers and transparent revenue streams for publishers. ValueClick’s performance-based solutions allow our customers to reach their potential through multiple online marketing channels, including affiliate and search marketing, display advertising, lead generation, ad serving and related technologies, and comparison shopping. ValueClick brands include Commission Junction, ValueClick Media, Mediaplex, and PriceRunner. For more information, please visit www.valueclick.com.

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, trends in online advertising spending and estimates of future online performance-based advertising. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including, but not limited to: our annual report on Form 10-K filed on March 1, 2007; recent quarterly reports on Form 10-Q; and other current reports on Form 8-K. ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###